Exhibit 2.2

Dated 26 April 2010

Contract for the sale and leaseback of land and buildings

at

37-39 Norton Road, Stockton-on-Tees TS18 2BU

between

TAS Holdings Limited

and

John Maplesden, Anthony Maplesden And John Easton

Contents

Clause
1.	Interpretation	1
2.	Sale and purchase	2
3.	Conditions	2
4.	Risk and insurance	3
5.	Deposit	3
6.	Deducing title	4
7.	Title guarantee	4
8.	Matters affecting the Property	5
9.	Transfer	5
10.	VAT	5
11.	Completion	6
12.	Leaseback	6
13.	Buyer's acknowledgement of condition	6
14.	Entire agreement	7
15.	Joint and several liability	7
16.	Notices	7
17.	Rights of third parties	8
18.	Governing law and jurisdiction	8

THIS CONTRACT is dated 26 April 2010

Parties

(1)	TAS HOLDINGS LIMITED incorporated and registered in England and Wales with company number 02862012 whose registered office is at 37-39 Norton Road, Stockton-on-Tees, Cleveland TS18 2BU (Seller).

(2)
JOHN EASTON of 17 The Spinney, Hartlepool TS26 0AW ANTHONY MAPLESDEN of 10 Wycherley Avenue, Linthorpe, Middlesbrough , Cleveland TS5 5HH and JOHN MAPLESDEN of 54 West Green, Stokesley, North Yorkshire TS9 5BD (Buyer).

Agreed terms

1.	Interpretation

1.1	The definitions in this clause apply in this contract.

Buyer's Conveyancer: Thorp Parker LLP, of Martin House High Street Stokesley North Yorkshire TS9 5AD , Fax No. 01642 711257, Ref. Richard Parker.

Completion Date: the date hereof.

Contract Rate: 4% per annum above the base rate from time to time of Royal Bank of Scotland PLC.

Deposit: £24,500.00 (exclusive of VAT).

Lease: a lease of the Property in the form of the draft annexed hereto and initialled by or on behalf of the parties.

Part 1 Conditions: the conditions in Part 1 of the Standard Commercial Property Conditions (Second Edition) and Condition means any one of them.

Part 2 Conditions: the conditions in Part 2 of the Standard Commercial Property Conditions (Second Edition).

Property: the freehold property at 37-39 Norton Road, Stockton-on-Tees registered at HM Land Registry with absolute title under title number CE31820.

Purchase Price: £245,000.00 (exclusive of VAT).

Rent: the yearly rent of £20,000.00 (exclusive of VAT).

Seller's Conveyancer: Duane Morris, 10 Chiswell Street, London EC1Y 4UQ, fax No. 0207 7900 6698, Ref. MP/Y2050-00010.

Term: a term of 5 years commencing on and including the Completion Date

VAT: value added tax chargeable under the VAT Act and any similar replacement and any similar additional tax.

VAT Act: Value Added Tax Act 1994.

1.2	The rules of interpretation in this clause apply in this contract.

1.3	A person includes a corporate or unincorporated body.

1.4
Unless otherwise specified, a reference to a particular law is a reference to it as it is in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.5
A reference to laws in general is to all local, national and directly applicable supra-national laws in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any sub-ordinate laws for the time being in force made under them and all orders, notices, codes of practice and guidance made under them.

1.6	Writing or written includes faxes but not e-mail.

1.7	Except where a contrary intention appears, a reference to a clause or Schedule is a reference to a clause of or Schedule to this contract.

1.8	Clause and Schedule headings do not affect the interpretation of this contract.

2.	Sale and purchase

2.1	The Seller will sell and the Buyer will buy the Property for the Purchase Price on the terms of this contract.

2.2	The Buyer cannot require the Seller to:

(a)	transfer the Property or any part of it to any person other than the Buyer; or

(b)	transfer the Property in more than one parcel or by more than one transfer; or

(c)	apportion the Purchase Price between different parts of the Property.

2.3	The Property will be sold with vacant possession on completion.

3.	Conditions

3.1	The Part 1 Conditions are incorporated in this contract so far as they:

(a)	apply to a sale by private treaty;

(b)	relate to freehold property;

(c)	are not inconsistent with the other clauses in this contract; and

(d)	have not been modified or excluded by any of the other clauses in this contract.

3.2	The Part 2 Conditions are not incorporated into this contract.

3.3	Condition 1.1.4(a) does not apply to this contract.

3.4	Condition 1.1.1(e) is amended so that reference to the contract rate in Condition 1.1.1(e) refers instead to the Contract Rate as defined in this contract.

4.	Risk and insurance

4.1	With effect from exchange of this contract, the Property is at the Buyer's risk and the Seller is under no obligation to the Buyer to insure the Property.

4.2
No damage to or destruction of the Property nor any deterioration in its condition, however caused, will entitle the Buyer either to any reduction of the Purchase Price or to refuse to complete or to delay completion.

4.3	Conditions 7.1.2, 7.1.3 and 7.1.4(b) do not apply to this contract.

5.	Deposit

5.1	On the date of this contract, the Buyer will pay the Deposit to the Seller's Conveyancer as stakeholder on terms that on completion the Deposit is paid to the Seller with accrued interest.

5.2	The Deposit must be paid by a method that gives immediately available funds.

5.3	Conditions 2.2.1 and 2.2.2 do not apply to this contract.

5.4	The provisions of clause 5.5, clause 5.6, clause 5.7 and clause 5.8 (inclusive) will only apply if:

(a)	the Deposit is less than 10% of the Purchase Price; or

(b)	no Deposit is payable on the date of this contract.

5.5	In this clause, the expression Deposit Balance means:

(a)	(where the Deposit is less than 10% of the Purchase Price) the sum calculated by deducting the Deposit from 10% of the Purchase Price; or

(b)	(where no Deposit is payable on the date of this contract) a sum equal to 10% of the Purchase Price.

5.6
If completion does not take place on the Completion Date due to the default of the Buyer, the Buyer will immediately pay the Seller's Conveyancer the Deposit Balance (together with interest on it at the Contract Rate for the period from and including the Completion Date to and including the date of actual payment) by a method that gives immediately available funds.

5.7	After the Deposit Balance has been paid pursuant to clause 5.6, it will be treated as forming part of the Deposit for all purposes of this contract.

5.8	The provisions of clause 5.5, clause 5.6, and clause 5.7 (inclusive) are without prejudice to any other rights or remedies of the Seller in relation to any delay in completion.

6.	Deducing title

6.1	The Seller's title to the Property has been deduced to the Buyer's Conveyancer before the date of this contract.

6.2	The Buyer is deemed to have full knowledge of the title and is not entitled to raise any enquiry, objection, requisition or claim in relation to it.

6.3	Conditions 6.1 and 6.2, 6.3.1 and 6.4.2 do not apply to this contract.

7.	Title guarantee

7.1	The Seller will transfer the Property with full title guarantee.

7.2	The implied covenants for title are modified so that:

(a)	the covenant set out in section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to costs arising from the Buyer's failure to:

(i)	make proper searches; or

(ii)	raise requisitions on title or on the results of the Buyer's searches before the date of this contract (or by completion in the case of searches referred to in clause 8.1; and

(b)	the covenant set out in section 3(3) of the Law of Property (Miscellaneous Provisions) Act 1994 will extend only to charges or encumbrances created by the Seller.

(c)	Condition 6.6.2 does not apply to this contract.

8.	Matters affecting the Property

8.1	The Seller will sell the Property free from encumbrances other than:

(a)	any matters, contained or referred to in the entries or records made in registers maintained by HM Land Registry as at [DATE AND TIME OF OFFICIAL COPIES] under title number CE31820;

(b)	any matters discoverable by inspection of the Property before the date of this contract;

(c)	any matters which the Seller does not and could not reasonably know about;

(d)	any matters disclosed or which would have been disclosed by the searches and enquiries which a prudent buyer would have made before entering into this contract;

(e)	public requirements;

(f)	any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002.

8.2	Conditions 3.1.1, 3.1.2, 3.1.3 and 3.3 do not apply to this contract.

8.3	The Buyer is deemed to have full knowledge of the matters referred to in clause 8.1 and will not raise any enquiry, objection, requisition or claim in respect of any of them.

9.	Transfer

9.1	The transfer to the Buyer will be in the agreed form annexed to this contract.

9.2	The Buyer and the Seller will execute the transfer in duplicate.

10.	VAT

10.1	11.1 Each amount stated to be payable by the Buyer to the Seller under or pursuant to this contract is exclusive of VAT (if any).

10.2
11.2           If any VAT is chargeable on any supply made by the Seller under or pursuant to this contract, the Buyer will on receipt of a valid VAT invoice, pay the Seller an amount equal to that VAT as additional consideration on completion.

11.	Completion

11.1	Completion will take place on the Completion Date.

11.2	Conditions 8.1.2 and 8.1.3 are varied by the deletion of 2.00 pm as the stipulated time and the substitution of 1.00 pm.

11.3	Condition 8.4 is amended to add "(d) any other sum which the parties agree under the terms of the contract should be paid or allowed on completion".

11.4	Condition 8.7 is amended to read: "The buyer is to pay the money due on completion to the Seller's Conveyancer by a method that gives immediately available funds".

12.	Leaseback

12.1
Immediately following completion, the Buyer will grant to the Seller and the Seller will accept from the Buyer the Lease for the Term and at the Rent and otherwise on the terms set out in this clause 12. No purchase price or deposit is payable.

12.2	The Leaseback shall be granted with vacant possession.

12.3	The Seller is deemed to have full knowledge of the Buyer’s title and is not entitled to raise any enquiry, objection, requisition or claim in relation to it.

12.4
On completion, the Seller will pay to the Buyer the Rent due for the period from the date of commencement of the Term to the day before the next rent payment day (as provided for in the Lease), apportioned as follows:

A x B 365

where

A is the Rent, and

B is the number of days from and including the date of commencement of the Term to but excluding the next rent payment date (as provided for in the Lease).

13.	Buyer's acknowledgement of condition

The Buyer acknowledges that before the date of this contract, the Seller has given the Buyer and others authorised by the Buyer, permission and the opportunity to inspect, survey and carry out investigations as to the condition of the Property. The Buyer has formed the Buyer's own view as to the condition of the Property and the suitability of the Property for the Buyer's purposes.

14.	Entire agreement

14.1
This contract and the documents annexed to it constitute the entire agreement and understanding of the parties and supersede any previous agreement between them relating to the subject matter of this contract.

14.2
The Buyer acknowledges and agrees that in entering into this contract, the Buyer does not rely on and shall have no remedy in respect of any statement, representation, warranty, collateral agreement or other assurance (whether negligently or innocently made) of any person (whether party to this contract or not) other than as expressly set out in this contract or the documents annexed to it or in any written replies which the Seller's Conveyancer has given to any written enquiries raised by the Buyer's Conveyancer before the date of this contract. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

14.3
Condition 9.1.1 is varied to read, "If any plan or statement in the contract or in written replies which the seller's conveyancer has given to any written enquiry raised by the buyer's conveyancer before the date of this contract, is or was misleading or inaccurate due to an error or omission the remedies available are as follows."

14.4	This contract may be signed in any number of duplicate parts all of which taken together will on exchange constitute one contract.

15.	Joint and several liability

Where the Buyer is more than one person, the Seller may release or compromise the liability of any of those persons under this contract or grant time or other indulgence without affecting the liability of any other of them.

16.	Notices

16.1	Any notice given under this contract must be in writing and signed by or on behalf of the party giving it.

16.2
Any notice or document to be given or delivered must be given by delivering it personally or sending it by pre-paid first class post, or recorded delivery, or fax to the address and for the attention of the relevant party as follows:

(a)	to the Seller at the Seller's Conveyancer, quoting the reference MP/Y2050-00010;

(b)	to the Buyer at the Buyer's Conveyancer, quoting the reference RHP.

16.3	Giving or delivering a notice or a document to a party's conveyancer has the same effect as giving it to that party.

16.4	Any such notice or document will be deemed to have been received:

(a)
if delivered personally, at the time of delivery provided that if delivery occurs before 9.00 am on a working day, the notice will be deemed to have been received at 9.00 am on that day, and if delivery occurs after 5.00 pm on a working day, or on a day which is not a working day, the notice will be deemed to have been received at 9.00 am on the next working day.

(b)	in the case of pre-paid first class or recorded delivery post at 9.00 am on the second working day after posting; and

(c)	in the case of fax, at the time of transmission.

16.5
In proving delivery, it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class or recorded delivery letter or that the fax message was properly addressed and transmitted, as the case may be.

16.6	A notice or document delivered under this contract will not be validly given or delivered if sent by e-mail.

16.7	Condition 1.3 does not apply to this contract.

17.	Rights of third parties

A person who is not a party to this contract will not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999.

18.	Governing law and jurisdiction

18.1
This contract and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

18.2
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this contract or its subject matter or formation (including non-contractual disputes or claims).

18.3
Each party irrevocably consents to any process in any proceedings arising out of or in connection with this agreement under clause 18.2 being served on it in accordance with the provisions of this agreement relating to service of notices. Nothing contained in this contract will affect the right to serve process in any other manner permitted by law.

This contract has been entered into on the date stated at the beginning of it.

SIGNED by the SELLER acting by:

SIGNED by the first BUYER
SIGNED by the second BUYER
SIGNED by the third BUYER

Annex A. Transfer

Annex B. Lease

LR1. Date of lease	26th April 2010
LR2. Title number(s)	LR2.1 Landlord’s title number(s) CE31820 LR2.2 Other title numbers None
LR3. Parties to this lease
Landlord:
JOHN MAPLESDEN of 54 West Green Stokesley North Yorkshire TS9 5BD ANTHONY MAPLESDEN of 10 Wycherley Avenue Linthorpe Middlesbrough TS5 5HH and JOHN EASTON of 17 The Spinney Hartlepool TS26 0AW
Tenant:
TAS HOLDINGS LIMITED (incorporated and registered in England and Wales with company number 02862012 whose registered office is at 37-39 Norton Road Stockton on Tees Cleveland TS18 2BU

Other parties:

None

LR4. Property	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail. See First Schedule

LR5. Prescribed statements etc.
LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.
None

LR5.2 This lease is made under, or by reference to, provisions of:
None Applicable

LR6. Term for which the Property is leased	The term as specified in this lease at clause 2
LR7. Premium	None
LR8. Prohibitions or restrictions on disposing of this lease .	This lease contains a provision that prohibits or restricts dispositions.
LR9. Rights of acquisition etc.
LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land
None

LR9.2 Tenant’s covenant to (or offer to) surrender this lease
None

LR9.3 Landlord’s contractual rights to acquire this lease
None

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None

LR11. Easements
LR11.1 Easements granted by this lease for the benefit of the Property
[See Schedule]

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property
[See Schedule]

LR12. Estate rentcharge burdening the Property	None
LR13. Application for standard form of restriction	Not Applicable
LR14. Declaration of trust where there is more than one person comprising the Tenant	Not Applicable

L E A S E

DATE:                                                      26th April 2010

PARTIES:-

(1)
JOHN MAPLESDEN of 54 West Green Stokesley North Yorkshire TS9 5BD ANTHONY MAPLESDEN of 10 Wycherley Avenue Linthorpe Middlesbrough TS5 5HH and JOHN EASTON of 17 The Spinney Hartlepool TS26 0AW  (“the Landlord”)

(2)	TAS HOLDINGS LIMITED (incorporated and registered in England and Wales with company number 02862012 whose registered office is at 37-39 Norton Road Stockton on Tees Cleveland TS18 2BU (“the Tenant”)

19.	DEFINITIONS AND INTERPRETATION

1.
(1)	IN this Lease where the context so admits the expression:-
(a)	“Amenities” shall mean drainage water gas electricity telephone and any other services or amenities of like nature
(b)
“Conducting Media” shall mean all gutters gullies pipes sewers drains watercourses channels ducts flues wires aerials cables mains cisterns tanks and all other conducting media together with all meters and other apparatus used in connection with the supply or removal of heat, electricity, gas, water, sewage, air-conditioning, energy, telecommunications, data and all other services and utilities and all structures, plant, machinery and equipment ancillary to those media

(c)	“the Demised Premises” shall mean the property described in the First Schedule
(d)
“the Insured Risks” shall mean fire explosion storm tempest flood earthquake subsidence impact riot civil commotion and (in peace time only) aircraft or things dropped therefrom and such other risks as the Landlord may reasonably consider it necessary to insure against

(e)
“the Interest Rate” shall mean interest at the rate of 2 per centum per annum above National Westminster Bank PLC Base Rate for the time being in force or if such Base Rate shall cease to be published then at at a comparable commercial rate reasonably determined bythe Landlord

(f)	“the Landlord” shall include the reversioner for the time being immediately expectant on the determination of the Term
(g)	“the Landlords permission” shall mean the previous consent in writing of the Landlord and (where requisite) any Superior Lessor and their respective mortgages
(h)	“this Lease” shall mean this deed and any other deed document or agreement at any time during the Term amending the same
(i)	“person” shall mean any person persons or body corporate
(j)	“the Planning Act” shall mean the Town and Country Planning Act 1990 and any other Act of Parliament of a similar nature in force at any time during the Term
(k)
“the Premises Acts” shall mean the Occupiers Liability Act 1957 and 1984 the Factories Act 1961 the Office Shops and Railway Premises Act 1963 The Fire Precautions Acts 1971 and Defective Premises Act 1972 the Health and Safety at Work etc. Act 1974 the Occupiers Liability Act 1984 and any other Act of Parliament regulating the safety of premises and those occupying or visiting the same in force at any time during the Term

(l)	“Rent” shall mean the yearly rent reserved by Clause 2
(m)
“the Structure” shall mean the part or parts of the Demised Premises comprising the foundations, roof, exterior walls and all internal structural or load bearing walls and columns (other than their internal plaster finishes) and the doors and windows and their frames and fittings within such walls

(m)	“the Tenant” shall include the successors in title and assigns of the Tenant and all persons claiming through or under the Tenant
(n)	“the Term” shall mean the term specified in Clause 2 hereof
(2)
Any reference to any Act of Parliament shall include any modification extension or re-enactment thereof for the time being in force and every instrument order direction regulation bye-law permission licence consent condition scheme and other such matter made in pursuance of any such Act or drawing validity therefrom

(3)
If the Tenant shall at any time be more than one person any reference thereto shall be deemed to refer to each such person and any obligation on the part of the Tenant shall take effect as joint and several obligations

(4)
Any covenant by the Tenant not to carry out any action shall be construed as if the same were (where appropriate) additionally a covenant by the Tenant not to do or permit or suffer such action to be done or omitted by its agents contractors employees and visitors

20. THE DEMISE
2.
The Landlord demises with full title guarantee the Demised Premises to the Tenant for the term of five  years commencing on the  26th  day of   April 2010 paying therefor throughout the Term the yearly rent of  £20,000.00 (Twenty thousand pounds) by equal monthly payments in advance on the first working day of each calendar month the first such payment or a due proportion thereof to be made on the date of this Lease in respect of the period from the commencement date of the Term to the last day of that month

21. TENANTS COVENANTS
3.	The Tenant covenants with the Landlord:-
22. RENT AND PAYMENTS
(1) (a)
To pay the Rent at the times and in the manner at and in which the same is hereinbefore reserved and made payable and if required by the Landlord at any time during the Term to pay the same by bankers standing order

(b)	To repay to the Landlord within 28 days of written demand the aggregate in each year of the Term of:-
(i)	All premiums payable by the Landlord during the Term for insuring the Demised Premises in accordance with the Landlord’s covenant hereinafter contained
(ii)
The amount of any additional premiums payable during the Term for the insurance of the Demised Premises or any other premises of the Landlord against the Insured Risks by reason of the trade or business carried on upon the Demised Premises or anything done or kept thereon being deemed a hazardous or special risk by the Landlord’s Insurers

23. OUTGOINGS
(2) (a)	To pay and discharge all rates taxes duties charges assessments and outgoings whatsoever which are now or may during the Term be payable in respect of the Demised Premises

(b)	To pay for all Amenities used by or available to the Demised Premises (including all standing charges) and to comply with all present and future regulations of the statutory supply authorities
24. INSURANCE
(3) (a)	To insure the Demised Premises against all occupiers liability risks such insurances to be on such terms and for such sums as the Landlord shall reasonably require
(c) (I)
To effect such insurances referred to in sub-clause (a) above in an insurance office of repute and at the request of the Landlord to produce the policy or policies of such insurance and the receipt for or evidence of payment of the last premium payable thereunder

(ii)
If the Tenant shall fail to effect and maintain such insurances the Landlord may effect the same and the Tenant shall on demand reimburse to the Landlord all monies expended by the Landlord for that purpose

25. REPAIR
(4)
Subject always to the provisions of clause 4(1) below, to take reasonable care of the Demised Premises and not to cause any damage to them (fair wear and tear and damage by the Insured Risks excepted unless such insurance shall be vitiated or payment of the policy monies refused in whole or in part in consequence of any act or omission of the Tenant or the Tenant’s employees licensees or visitors) PROVIDED ALWAYS THAT the Tenant shall not be required by any provision of this Lease to put or keep the Demised Premises in any better state of repair, decoration and condition than they are in at the date of this Lease as evidenced by the photographic schedule of condition annexed hereto

26. ACCESS OF LANDLORD AND NOTICE TO REPAIR
(5) (a)
To permit the Landlord and all persons authorised by the Landlord to enter upon the Demised Premises to take inventories and to view the state of repair and condition of the Demised Premises and to give to the Tenant or the Tenant’s agent or leave on the Demised Premises notice in writing to the Tenant of all defects affecting the Demised Premises in breach of the Tenant’s covenants relating to the state of repair and condition of the Demised Premises and the Tenant will forthwith execute the same and make good the Demised Premises and if the Tenant shall not within 28 days proceed diligently with the execution of such repairs the landlord may at any time (but without prejudice to the right of re-entry hereinafter contained) enter the Demised Premises with workmen and all necessary equipment to repair and make good the Demised Premises and the properly and reasonably incurred expense of such repairs shall be repaid by the Tenant to the Landlord upon Demand

(b)	Without any prejudice to the foregoing:-
(i)
At any time during the Term to permit the Landlord to erect rebuild or alter any buildings or erections facing adjoining or near to the Demised Premises to any extent and in any manner they may think fit notwithstanding that the building so erected rebuilt or altered may obstruct or interfere with any right of light or air enjoyed by the Demised Premises

(ii)	To permit the Landlord and all others authorised by the Landlord to enter upon the Demised Premises:-
(aa)
To execute repairs to the Structure or any Conducting Media in accordance with its obligations on this Lease or to execute repairs and alterations to any adjoining premises and any drains pipes wires cables apparatus or works in through or over the Demised Premises the Landlord making good all damage occasioned to the Demised Premises by such action

(bb)
To construct lay down alter repair cleanse empty maintain any Conducting Media in connection with any adjoining premises doing as little damage as may be practicable to the Demised Premises the Landlord making good all damage occasioned to the Demised Premises by such action

27. ALTERATIONS AND ADDITIONS
(6)	Not to make any alterations or additions to the Demised Premises
28. USER
(7)	Not to use the Demised Premises or any part thereof for any other purpose than as offices
29. DEALINGS
(8)
1.
Not to mortgage charge or grant any security interest over the Demised Premises nor to assign or underlet part only of the Demised Premises nor to share or part with the possession or occupation of the w hole or any part of the Demised Premises

2.
Not to assign the whole of the Demised Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) provided that the Landlord and the Tenant agree that for the purposed os section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may give its consent to an assignment subject to all or any of the following conditions:

i.	That any intended assignee covenants with the Landlord to pay the rent reserved by and perform and observe the Tenant’s covenants and the conditions in this Lease and;
ii.
That the Tenant enters into an Authorised Guarantee Agreement guaranteeing the performance of the covenants and conditions herein contained by the intended assignee incorporating (inter alia) the provisions permitted by Section 16(5) of the Landlord & Tenant (Covenants) Act 1995;

iii.	That if the Landlord reasonably so requires such other persons as the Landlord may reasonably require act as guarantors for such assignee in such form as the Landlord may reasonably require
3.
4.	If the Tenant wishes to underlet the whole of the Demised Premises then provided that the following conditions are satisfied;
i.
That any intended underlessee covenants with the Landlord to observe and perform the Tenant’s covenants and the conditions in this Lease (excluding the covenant to pay rent) and not to underlet share or part with the possession or occupation of the Demised Premises and not without the prior consent of the Landlord (such consent not to be unreasonably withheld or delayed) to assign the Demised Premises

ii.
That the intended Underlease is not granted at a premium nor at a rent less than the rent first reserved by this Lease at the time of the underletting and that the rent is payable no more than one quarter in advance

iii.
That the Underlease contained an agreement to exclude the provisions of Section 24 to 28 of the Landlord & Tenant Act 1954 and all necessary notices and declarations in accordance with the provisions of that act are served in accordance with that Act:

Then the Tenant may subject to obtaining the prior consent of the Landlord such consent not to be unreasonably withheld or delayed underlet the whole of the Demised Premises to such intended underlessee

30. INSURANCE OBLIGATIONS
(9)
Not to do anything on the Demised Premises which the Tenant knows or could reasonably be expected to know may render any increased or extra premium payable for the insurance of the Demised Premises or any part or parts thereof or any other property or which may make void or voidable any insurance policy and to reimburse the Landlord forthwith on demand the cost of any such increased or extra premium and all consequential expenses incurred by the Landlord and forthwith to cease from doing that thing which may cause or has caused any increased or extra premium to become payable

31. NOTICES
(10)(a)	Forthwith on receipt of any communication affecting or which may affect the Demised Premises to give a copy or full particulars to the Landlord
(b)
At the request and cost of the Landlord to make or join with the Landlord in making such objections to or representations against or in respect of any such communication as the Landlord shall reasonably require

(c)	Forthwith at the Landlords request and cost to take all steps reasonably required by the Landlord in respect of any such notices
32. STATUTORY PROVISIONS
(11)
At the Tenants cost to comply with all Acts of Parliament both present and future relating to the occupation and use of the Demised Premises by the Tenant or the use of any plant machinery fixtures fittings therein

33. RIGHTS OF LIGHT AND ENCROACHMENTS
(12)
Not to stop up darken or obstruct any windows or lights belonging to the Demised Premises nor to permit any new window light opening doorway path passage conduits or other encroachment or easement to be made into against or upon the Demised Premises which might be or become a detriment or annoyance or inconvenience to the Landlord and in case any such window light opening doorway path passage conduit or other encroachment or easement shall be made or attempted to  be made the Tenant will give immediate notice thereof to the Landlord and will at the request and cost of the Landlord adopt such means as may be reasonably required to prevent any such encroachment or the acquisition of any such easement

34. INDEMNITY
(13)
To keep the Landlord indemnified against all liability in respect of all expenses, costs, claims, damage and loss arising from any breach of any tenant covenants in this Lease, or any act or omission of the Tenant, its workers, contractors or agents or any other person on the Demised Premises with the actual or implied authority of the Tenant

35. COSTS
(14)
To pay to the Landlord all reasonable and proper costs charges and expenses (including legal costs and surveyors fees and other professional fees) which may be reasonably and properly incurred by the Landlord in or in contemplation of any proceedings under Section 146 and 147 of the Law of Property Act 1925 and in connection with the preparation of a schedule of dilapidations during the Term or within 3 months after the expiry of the Term

36. VAT
(15)
To pay Value Added Tax or any other equivalent tax which  may at any time during the Term be imposed in substitution therefor or in addition thereto upon such sums as are from time to time payable by the Tenant hereunder so far as such tax is properly chargeable upon the same and subject to the provision by the Landlord of a valid Value Added Tax invoice addressed to the Tenant for the same

37. INTEREST ON ARREARS
(16)
That if any sums from time to time payable by the Tenant to the Landlord under this Lease shall not be paid to the Landlord within 14 days of the date when such sums become due (whether lawfully demanded or not) the Tenant shall pay to the Landlord interest thereon from the day when such sums first become due until the date of actual payment at the Interest Rate

38. LANDLORD’S COVENANTS
4.	The Landlord covenants with the Tenant:-

39. QUIET ENJOYMENT & MAINTENANCE
(1)	That as long as the Tenant pays the Rent and complies with the other terms and provisions of this Lease:
(a)
the Tenant may peaceably and quietly hold and enjoy the Demised Premises during the Term without any unlawful interruption or disturbance by the Landlord or any person rightfully claiming through or under the Landlord

(b)	the Landlord shall repair, maintain and keep the Structure in good and safe condition
(c)	The Landlord shall maintain the Conducting Media and keep them in good working order

PROVIDED THAT the Landlord shall not be obliged under the foregoing sub-clauses (a) and (b) to repair or remedy any damage deliberately caused by the Tenant or anyone at the Demised Premises with the express or implied authority of the Tenant

(d)
The Landlord shall comply with all Acts or Parliament both present and future relating to the Structure and/or the Conducting Media insofar as such compliance is not the responsibility of the Tenant pursuant to its obligations in this Lease

40. INSURANCE
(2)(a)
To keep the Demised Premises or procure that the same are kept insured (unless such insurance becomes void or renewal is refused by reason of some act neglect default or omission of the Tenant or the Tenant’s employees licensees or visitors) against the occurrence of the Insured Risks in such a sum as the Landlord reasonably considers to be the full re-instatement value the Demised Premises (including the cost of demolition and site clearance and the professional and other fees and costs likely to be incurred from time to time in rebuilding or re-instating the Demised Premises)

(b)	At the request of the Tenant to supply the Tenant with:
(i)	full details of the insurance policy effected by the Landlord in accordance with its obligations;
(ii)	evidence of payment of the current years premiums;
(iii)	details of any commission paid to the Landlord by its insurer
(c)	To procure that the Tenant is informed of any change in the scope level or terms of cover as soon as reasonably practicable after the Landlord or its agents become aware of the change

(d)
To use reasonable endeavours to procure that the Landlord’s insurer waives its rights of subrogation against the Tenant and any lawful sub-tenants or other occupiers of the Demised Premises and that the insurance policy contains a non-invalidation provision in favour of the Landlord in respect of any act or default of the Tenant

(e)	To procure that the interest of the Tenant is noted upon the policy of insurance either specifically or by way of a general noting of tenant’s interests under the conditions of the insurance policy
(f)
Following damage or destruction to the Demised Premises by an Insured Risk (unless and to the extent that the policy or policies of insurance effected by the Landlord shall have been vitiated or payment of the policy moneys refused in whole or in part in consequence of some act neglect default or omission of the Tenant or the Tenant’s employees licensees or visitors) to reinstate and rebuild the Demised Premises as soon as reasonably practicable provided that the Landlord shall not be in default of its obligations in this clause if, having used all reasonable endeavours to do so, it is unable to obtain any requisite planning permission or other consent necessary to enable reinstatement or rebuilding to be lawfully carried out

41. PROVISOS
5.	It is agreed:-
42. RE-ENTRY
(1) (a)	If the Rent or any part thereof shall be unpaid for 21 days after becoming payable (whether formally demanded or not); or
(b)	If any covenant on the Tenant’s part herein contained shall not be performed or observed; or
(c)
If the Tenant shall become bankrupt or shall enter into any composition or arrangement with the Tenant’s creditors or shall suffer any distress or execution to be levied on its or his goods or (if the Tenant is a body corporate) shall enter into liquidation whether voluntary or compulsory (except for the purposes of a reconstruction or amalgamation not involving a realisation of assets) or shall have a winding up order or a receiving order made against it or shall have a receiver appointed of it or of any of its assets then it shall be lawful for the Landlord or any person authorised by the Landlord at any time thereafter to re-enter upon the Demised Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely determine without prejudice to any right of action of the Landlord in respect of any breach of the Tenant’s covenants herein contained

43. SUSPENSION OF RENT & TERMINATION FOLLOWING DAMAGE
(2)(a)
If the Demised Premises or any part thereof are at any time during the Term destroyed or damaged by an Insured Risk so as to be unfit for occupation and use then (unless and to the extent that the policy or policies of insurance effected by the Landlord shall have been vitiated or payment of the policy moneys refused in whole or in part in consequence of some act neglect default or omission of the Tenant or the Tenant’s employees licensees or visitors) the Rent or a fair and just proportion thereof according to the nature and extent of the destruction or damage sustained shall be suspended until the Demised Premises shall be again rendered fit for occupation and use

(b)
If the Demised Premises or any part thereof are at any time during the Term damaged or destroyed so that they are wholly or partly unfit for occupation or use the Tenant may give the Landlord notice terminating the Lease with immediate effect in either of the following situations

(i) where the Landlord has not yet commenced the works to rebuild or re-instate the Demised Premises within 6 months of the date of occurrence of the event of damage or destruction; or
(ii) where the Demised Premises have not been fully re-built or reinstated and made fit for occupation and use within 12 months of the date of occurrence of the event of damage or destruction
44. EXCLUSION OF WARRANTY AS TO USE
(3)
Nothing herein contained shall be deemed to constitute any warranty on the part of the Landlord that the Demised Premises or any part thereof are authorised for the use hereinbefore mentioned whether under or by virtue of the Planning Act or otherwise

45. COMPENSATION FOR DISTURBANCE
(4)
The Tenant shall not be entitled upon the determination of the Term howsoever determined to any compensation for disturbance whether under the provisions of the Landlord and Tenant Act 1954 or otherwise.

TENANT’S BREAK CLAUSE
(5)
The Tenant may terminate this Lease by not less than six months’ written notice to that effect served upon the Landlord expiring on the third anniversary of the date of commencement of the Term whereupon this Lease shall absolutely determine save in respect of the liability of either party to the other arising from or in connection with any antecedent breach

46. NO AGREEMENT FOR LEASE
(6) We hereby certify that this document is not executed pursuant to an Agreement for Lease

IN WITNESS whereof this deed was executed the day and year first before written

THE FIRST SCHEDULE
(The Demised Premises)
ALL THOSE premises at 37-39 Norton Road Stockton on Tees the freehold reversion of title of which is registered at the Land Registry under Title Number CE31820 together with the building erected thereon and each an every part of the building and the services serving the same as are edged in red on the annexed plan
SIGNED AS A DEED BY the                                                  )[John Maplesden]
said JOHN MAPLESDEN )
in the presence of :- )
Witness…[Richard Parker]….……
Name (in blocks)………………….
Address……………………………
…………………………………….
Occupation………………………..
SIGNED AS A DEED BY the                                                  )[Anthony Maplesden]
said ANTHONY MAPLESDEN                                             )
in the presence of :- )
Witness…[Richard Parker]
Name (in blocks)………………….
Address……………………………
…………………………………….
Occupation………………………..

SIGNED AS A DEED BY the                                                   )[John Easton]
said JOHN EASTON )
in the presence of :- )
Witness…[Richard Parker]………
Name (in blocks)………………….
Address……………………………
…………………………………….
Occupation………………………..

EXECUTED as a Deed by                                                      )   [John Maplesden]
TAS Holdings Limited                                           )   [Anthony Maplesden]
Acting by
Director
Director/Secretary